Exhibit 99.1

Lending Club Appoints Former Visa President as Director

Hans Morris joins John Mack, Mary Meeker and

Lawrence H. Summers on credit platform’s board of directors

SAN FRANCISCO – Feb. 28, 2013 – Lending Club (http://www.lendingclub.com) announced today that former Visa Inc. President Hans Morris has joined the company’s board of directors as a director and chair of the audit committee. The addition of the credit industry leader rounds out an experienced board that includes former U.S. Secretary of the Treasury Lawrence H. Summers, Morgan Stanley Chairman Emeritus John Mack, and Kleiner Perkins Caufield & Byers general partner Mary Meeker.

“Lending Club is the most important consumer credit innovation of the last decade,” said Morris. “It has established a radically new and simple process that delivers financial value to both borrowers and investors. It is exciting to be joining the board of this consumer-friendly, game-changing company.”

Lending Club has doubled its monthly loan volume over the last nine months and more than doubled annual loan volume each year, recently crossing the milestone of more than $1.4 billion in personal loans enabled through the platform. Borrowers looking for lower rates and predictable payments and investors looking for yield have fueled this dramatic growth. By focusing on high-credit-quality borrowers (more than a majority of whom report using their personal loans to pay off existing credit card balances), Lending Club has also generated 22 consecutive quarters of positive returns at the platform level.1

“We have very carefully selected a unique group of individuals to sit on our board and help us reshape the consumer credit landscape,” said Lending Club CEO Renaud Laplanche. “Hans brings a tremendous amount of financial, operational and marketing experience at large organizations that formed the existing U.S. banking system. That experience will be extraordinarily useful to Lending Club in the years to come and we are delighted to welcome Hans to the board.”

Morris served as president of Visa from 2007 to 2009, coinciding with the company’s initial public offering, where his primary responsibilities included managing all markets in which Visa did business. He joined the global growth equity firm General Atlantic in 2010, and focuses on investments in the financial services industry. He is currently a director for three portfolio companies. He previously spent 27 years in assorted leadership positions at Citigroup and its predecessor institutions. He graduated cum laude from Dartmouth College.

About Lending Club

Lending Club utilizes technology and innovation to reduce the cost of traditional banking and offer borrowers better rates and investors better returns. Lending Club has issued over $1.4 billion in personal loans, more than doubling annual loan volume each year since commencing operations in 2007. The Company has been prominently recognized as a leader for its growth and innovation, including being named one of Forbes’ America’s Most Promising Companies in 2012 and 2013, a 2012 World Economic Forum Technology Pioneer, and one of The World’s 10 Most Innovative Companies in Finance by Fast Company. Lending Club is based in San Francisco, California. More information is available at: http://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: CA, CO, CT, DE, FL, GA, HI, ID, IL, KY (accredited investors), LA, MN, MO, MS, MT, NH, NV, NY, RI, SC, SD, UT, VA, WA, WI, WV, or WY.

Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.

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Press Contact:

Katherine Madariaga

Atomic PR for Lending Club

415-593-1400

lendingclub@atomicpr.com

[1]	As of February 7,2013